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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
THOMAS INDUSTRIES INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THOMAS INDUSTRIES INC.
4360 Brownsboro Road
Suite 300
Louisville, Kentucky 40207
(502) 893-4600

Notice of Annual Meeting of Shareholders

April 17, 2003

TO THE SHAREHOLDERS:

        The Annual Meeting of Shareholders of Thomas Industries Inc., a Delaware corporation, will be held at the Hyatt Regency Hotel, 320 West Jefferson Street, Louisville, Kentucky, on Thursday, April 17, 2003, at 10:00 A.M. Eastern Daylight Time, for the following purposes:

  1.
  To elect three Class II directors.

  2.
  To consider and transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

        The Board of Directors has fixed the close of business on February 28, 2003, as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting.

By Order of the Board of Directors
Phillip J. Stuecker Vice President of Finance, Chief Financial Officer, and Secretary
March 17, 2003

        WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE DATE, SIGN, AND MAIL THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED WHICH REQUIRES NO POSTAGE FOR MAILING IN THE UNITED STATES. A PROMPT RESPONSE IS HELPFUL, AND YOUR COOPERATION WILL BE APPRECIATED.

THOMAS INDUSTRIES INC.
4360 Brownsboro Road
Suite 300
Louisville, Kentucky 40207

Proxy Statement

Annual Meeting of Shareholders to be Held April 17, 2003

To the Shareholders of
    THOMAS INDUSTRIES INC.:

        This Proxy Statement is being mailed to shareholders on or about March 17, 2003, and is furnished in connection with the solicitation by the Board of Directors of Thomas Industries Inc., a Delaware corporation (the "Corporation"), of proxies for the Annual Meeting of Shareholders to be held on April 17, 2003, for the purpose of considering and acting upon the matters specified in the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement. If the form of Proxy which accompanies this Proxy Statement is executed and returned, it will be voted. A Proxy may be revoked at any time prior to the voting thereof by written notice to the Secretary of the Corporation.

        A majority of the outstanding shares entitled to vote at this meeting and represented in person or by proxy will constitute a quorum. With regard to the election of directors and any other proposal submitted to a vote, approval requires the affirmative vote of a majority of the shares entitled to vote and represented in person or by proxy at this meeting. Shares represented by proxies which are marked "abstain" or to deny discretionary authority on any matter will be treated as shares present and entitled to vote, which will have the same effect as a vote against any such matters. Broker "non-votes" will not affect the determination of the outcome of the vote on any proposal to be decided at the meeting.

        Expenses incurred in the solicitation of proxies will be borne by the Corporation. Officers of the Corporation may make additional solicitations in person or by telephone. In addition, the Corporation has retained Georgeson Shareholder Communications Inc., to assist in the solicitation of proxies for a fee of $6,000, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with the solicitation.

        The Annual Report to Shareholders for fiscal year 2002 accompanies this Proxy Statement. If you did not receive a copy of the report, you may obtain one by writing to the Secretary of the Corporation.

        As of February 28, 2003, the Corporation had outstanding 17,144,420 shares of Common Stock; and such shares are the only shares entitled to vote at the Annual Meeting. Each share is entitled to one vote on each matter to be voted upon at the Annual Meeting.

SECURITIES BENEFICIALLY OWNED BY
PRINCIPAL SHAREHOLDERS AND MANAGEMENT

        Set forth in the following table are the beneficial holdings (and the percentages of outstanding shares represented by such beneficial holdings) as of February 28, 2003, except as otherwise noted, of (i) each person (including any "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act")) known by the Corporation to own beneficially more than 5 percent of its outstanding Common Stock, (ii) directors and nominees, (iii) the executive officers named in the Summary Compensation Table who are not directors, and (iv) all executive officers, directors, and nominees as a group.

        Under Rule 13d-3 of the Exchange Act, persons who have the power to vote or dispose of Common Stock of the Corporation, either alone or jointly with others, are deemed to be beneficial owners of such Common Stock. Because the voting or dispositive power of certain stock listed in the following table is shared, the same securities in such cases are listed opposite more than one name in the table. The total number of shares of Common Stock of the Corporation listed in the table, after elimination of such duplication, is 7,658,366, (44.67 percent of the outstanding Common Stock).

	Name	Number of Shares And Nature of Beneficial Ownership		Percent Of Class
(i)	Gabelli Group One Corporate Center Rye, NY 10580	3,329,213	(1)	19.42%
	T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	1,397,200	(2)	8.15
	Werner Rietschle Holding GmbH Schopfheim, Germany	1,800,000	(3)	10.50
(ii)	Timothy C. Brown	380,322	(4)(6)	2.22
	Wallace H. Dunbar	342,560	(5)(7)(8)	2.00
	H. Joseph Ferguson	106,880	(5)(8)	*
	Lawrence E. Gloyd	35,762	(5)	*
	William M. Jordan	111,700	(5)(8)	*
	Franklin J. Lunding, Jr	107,014	(5)(8)	*
	Anthony A. Massaro	19,005	(5)	*
	Dieter W. Rietschle	1,800,000	(3)(9)	10.50
(iii)	Peter H. Bissinger	45,383	(6)	*
	Phillip J. Stuecker	141,095	(6)	*
	Bernard R. Berntson	89,522	(6)	*
(iv)	All Executive Officers, Directors, and Nominees as a Group (11 people)	2,931,953	(5)(6)(10)	17.10

*
Less than 1.0%

(1)
Based on an amendment to Schedule 13D filed by certain reporting persons (the "Gabelli Group") with the Securities and Exchange Commission dated January 17, 2003. One of the members of the Gabelli Group, GAMCO Investors, Inc., beneficially owns 2,753,513 shares, representing 16.06% of the outstanding Common Stock. GAMCO Investors, Inc. has sole voting power with respect to 2,688,513 of such shares. The other reporting persons included in this group are Gabelli Funds, LLC, MJG Associates, Inc., Gabelli Group Capital Partners, Inc., Gabelli Asset Management Inc., and Mario J. Gabelli.

(2)
Based on an amendment to Schedule 13G filed by T. Rowe Price Associates, Inc., (Price Associates), and T. Rowe Price Small-Cap Value Fund, Inc., with the Securities and Exchange Commission dated February 14, 2003. T. Rowe Price Small-Cap Value Fund, Inc., beneficially owns and has sole voting power with respect to 925,000 shares, representing 5.40% of the outstanding Common Stock. Price Associates has sole voting power with respect to 418,000 shares and sole dispositive power with respect to 1,397,200 shares. The 13G indicates that with respect to the shares held by Price Associates, such shares are owned by various individual and institutional investors which Price Associates serves as investment advisor with power to direct investments.

(3)
Based on a Form 3 filed by Werner Rietschle Holding GmbH with the Securities and Exchange Commission dated August 29, 2002. The Corporation acquired substantially all of the assets of Werner Rietschle Holding GmbH for 1,800,000 shares of the Corporation's Common Stock and 85,519,620 euro on August 29, 2002.

(4)
Excludes 355 shares owned separately by Mr. Brown's spouse. Mr. Brown disclaims that he is the beneficial owner of any shares of which except for Rule 13d-3 he would not be deemed the beneficial owner.

(5)
Includes shares that may be acquired pursuant to stock options exercisable within sixty days under the Thomas Industries Inc., Non-employee Director Stock Option Plan as follows: Mr. Gloyd, 27,000 shares; Mr. Jordan 21,000 shares; Messrs. Dunbar and Lunding, 18,000 shares each; and Messrs. Ferguson and Massaro, 15,000 shares each.

(6)
Includes shares that may be acquired pursuant to stock options exercisable within sixty days as follows: Mr. Brown, 289,250 shares; Mr. Bissinger, 34,350; Mr. Stuecker, 84,825 shares; Mr. Berntson, 77,575 shares; and all executive officers as a group, 486,000 shares.

(7)
Includes 3,048 shares owned by the Dunbar Foundation, for which Mr. Dunbar serves as President. Mr. Dunbar disclaims beneficial ownership of such shares.

(8)
Includes 82,430 shares held by the Thomas Industries Master Trust, as amended, of which Messrs. Ferguson, Jordan, Lunding, and Dunbar comprise the Investment Committee. The Investment Committee has the power to vote and direct disposition of such shares, except for certain restrictions placed upon the Investment Committee by the Trustee in the event of a tender offer for the shares of the Corporation. Messrs. Ferguson, Jordan, Lunding, and Dunbar disclaim beneficial ownership of such shares.

(9)
Mr. Rietschle has 49% ownership and 51% voting control of Werner Rietschle Holding GmbH.

(10)
The total number of shares of Common Stock of the Corporation reported for executive officers, directors, and nominees as a group is shown after eliminating duplication within the table.

ELECTION OF DIRECTORS

        The Restated Certificate of Incorporation of the Corporation provides that the Board of Directors of the Corporation shall be divided into three classes, as nearly equal in number as possible, with one class being elected each year for a three-year term. On December 10, 2002, the Board of Directors amended the Corporation's Bylaws to increase the number of directors from seven to eight and to increase the number of members of Class II from two to three. Dieter W. Rietschle was elected by the Board of Directors as a Class II director to fill the newly created vacancy in accordance with the terms of the Rietschle acquisition agreement. At the Annual Meeting of Shareholders, three Class II directors are to be elected to serve until 2006, and five directors will continue to serve in accordance with their prior election or appointment.

        It is intended that the proxies (except proxies marked to the contrary) will be voted for the nominees listed below, all of whom are members of the present Board of Directors. It is expected that the nominees will serve; but if any nominee declines or is unable to serve for any unforeseen cause, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxies.

        The Board of Directors recommends a vote FOR each of the Class II nominees.

Nominees and Continuing Directors

        The following table sets forth certain information with respect to the nominees and the continuing directors:

Name, Age and Year First Elected Director	Principal Occupation and Other Information
Class II Nominees for Election with Terms Expiring in 2006
Timothy C. Brown Age 52 1989	President and Chief Executive Officer of the Corporation since February 1992 and Chairman of the Board since April 1995. Director of National City Bank, Kentucky.
Franklin J. Lunding, Jr. Age 64 1972
Attorney in private practice for more than five years. Retired Chairman of the Board, President, and Chief Executive Officer of BioCatalyst Resources, Inc., and its wholly owned subsidiary, The Prozyme Co., Inc. (manufacturer and distributor of enzyme-based food supplements).
Dieter W. Rietschle Age 56 2002	A general manager of TIWR Holding GmbH & Co. KG (a subsidiary of the Corporation) since August 2002. General Manager of Werner Rietschle Holding GmbH prior thereto for more than five years.
Class III Directors with Terms Expiring in 2004
H. Joseph Ferguson Age 69 1989	Founded Ferguson, Wellman, Rudd, Purdy & Van Winkle Inc. ("FWRPV") in 1975 (registered investment advisers). Retired as a director of FWRPV on December 31, 1997, and was President of FWRPV until 1993.
Anthony A. Massaro Age 58 1997
President and Chief Executive Officer of The Lincoln Electric Company (manufacturer of arc welding products) ("Lincoln") since 1996 and Chairman of the Board since 1997. Director of Commercial Metals, Inc. and PNC Financial Services Group.
Class I Directors with Terms Expiring in 2005
Wallace H. Dunbar Age 71 1991	Chairman of the Board of Americo Group (vinyl and fabric lamination) for more than five years. Mr. Dunbar previously served as a director of the Corporation from 1968 to 1979.
Lawrence E. Gloyd Age 70 1987
Retired in March 2000 as Chairman of the Board and Chief Executive Officer of CLARCOR Inc. (manufacturer of filtration and packaging products), a position held since 1990. Director of CLARCOR Inc., and Woodward Governor Co.
William M. Jordan Age 59 1995
Retired President and Chief Operating Officer of Flowserve Corp. (manufacturer of pumps and related products). President and Chief Operating Officer of Flowserve Corp. from August 1997 to November 1998, and prior thereto Chairman, President, and Chief Executive Officer of The Duriron Company, Inc. Director of NIBCO.

EXECUTIVE COMPENSATION

        The following table presents summary information concerning compensation awarded, or paid to, or earned by, the Chief Executive Officer and each of the other executive officers at December 31, 2002, during each of the last three fiscal years for services rendered to the Corporation and its subsidiaries.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long Term Compensation(3)
					Awards	Payouts
Name and Principal Position	Year	Salary($)	Bonus($)(1)	Other Annual Compensation ($)(2)	Securities Underlying Options (#)(4)	Long-Term Incentive Plan ($)(5)	All Other Compensation ($)(6)
Timothy C. Brown President, Chief Executive Officer and Chairman of the Board	2002 2001 2000	$425,000 405,600 390,000	$255,000 84,917 347,879	— — —	35,000 40,000 37,500	$180,044 25,000 144,415	$77,078 71,792 87,425
Peter H. Bissinger(7) Vice President, General Manager, European Group	2002 2001 2000	$193,124 182,991 190,193	$325,630 308,551 320,696	— — —	4,200 4,500 5,400	$13,850 — —	$96,331 101,677 120,353
Phillip J. Stuecker Vice President of Finance, Chief Financial Officer, and Secretary	2002 2001 2000	$220,000 213,210 206,000	$92,400 26,037 129,574	— — —	11,430 11,000 10,800	$47,088 — 37,904	$31,328 33,793 37,722
Bernard R. Berntson(8) Vice President, General Manager, North American Group	2002 2001 2000	$215,000 207,030 201,000	$100,136 22,237 100,459	— — —	— 12,000 12,000	$23,544 — 21,075	$21,996 22,528 28,071
Dieter W. Rietschle(7)(9) General Manager, TIWR Holding GmbH & Co. KG	2002	$117,783	$24,538	—	—	—	—

(1)
Represents bonuses paid under the Key Employee Bonus Plan described in the Compensation Committee Report on Executive Compensation.

(2)
The named executive officers received certain perquisites in 2000, 2001, and 2002, the amount of which did not exceed the lesser of $50,000, or 10 percent of any such officer's salary and bonus.

(3)
No restricted stock was granted to any of the named executive officers in 2000, 2001, or 2002; and no shares of restricted stock were held by any of the named executive officers as of the end of 2002.

(4)
Represents stock options awarded under the Corporation's incentive stock plans.

(5)
Represents December 31 market value of shares earned and certified by the Compensation Committee under Long-Term Incentive Plan awards for the previous three-year period. For 2001, the Compensation Committee made a discretionary performance award to Mr. Brown of 1,000 shares.

(6)
All Other Compensation represents amounts contributed or accrued for Messrs. Brown, Stuecker and Berntson under the Corporation's Profit Sharing Plan and Supplemental Profit Sharing Plan of $38,751, $16,730, and $15,996, respectively, a 401(k) matching contribution of $6,000 for Messrs. Brown, Stuecker and Berntson, a contribution of $15,179 for Mr. Brown under the Corporation's Supplemental Executive Retirement Plan and the value of the benefit to the named individuals of the premiums paid prior to July 30, 2002 by the Corporation on behalf of the named individuals pursuant to the Corporation's "split dollar" insurance program in the amount of $17,148 for Mr. Brown, and $8,598 for Mr. Stuecker. The split dollar insurance program was terminated in

  February 2003. Other compensation for Mr. Bissinger represents an amount accrued for Mr. Bissinger under an unfunded defined contribution plan.

(7)
Salary, bonus, and all other compensation are converted using the average exchange rate of .9438 for 2002, .8943 for 2001 and .9295 for 2000 for eurodollars and 1.5033 for 2002 for British pounds.

(8)
Mr. Berntson retired from the Corporation effective March 1, 2003, at which time he entered into a consulting agreement with the Corporation for the period March 1, 2003 through December 31, 2005. Mr. Berntson will receive an annual consulting fee of $83,000 for 2003 and $100,000 for 2004 and for 2005. Mr. Berntson will receive an additional fee of $200 per hour for each hour of consulting services provided to the Corporation exceeding 480 hours annually.

(9)
Mr. Rietschle was appointed as a general manager of TIWR Holding GmbH & Co. KG effective August 30, 2002.

        The following tables present certain additional information concerning stock options granted to the named executive officers during 2002 and the value of options held by such officers at fiscal year end.

OPTION GRANTS IN LAST FISCAL YEAR

Individual Grants
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term(3)
	Number of Securities Underlying Options Granted(#)(1)	% of Total Options Granted to Employees in Fiscal Year
Name			Exercise or Base Price ($/Sh)(2)	Expiration Date
					5%	10%
Timothy C. Brown	35,000	18.0%	$27.09/sh	12/09/12	$597,335	$1,507,559
Peter H. Bissinger	4,200	2.2	27.09/sh	12/09/12	71,680	180,907
Phillip J. Stuecker	11,430	5.9	27.09/sh	12/09/12	195,072	492,326
Bernard R. Berntson	—	—	—	—	—	—
Dieter W. Rietschle	—	—	—	—	—	—

(1)
All options were granted on December 9, 2002, one-fourth of each option becoming exercisable each year beginning December 9, 2004. All options permit the optionee to pay for exercise with Common Stock owned for at least six months and to use share withholding to pay taxes.

(2)
The exercise price for all options granted is equal to the closing market price of the Corporation's Common Stock on December 9, 2002.

(3)
The amounts shown under these columns are the result of calculations at 5 percent and 10 percent annual rates over the ten-year term of the options as required by the Securities and Exchange Commission and are not intended to forecast future appreciation of the stock price of the Corporation's Common Stock. The actual value, if any, an executive officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised.

        The following table sets forth information with respect to the named executive officers concerning exercise of options during the last fiscal year and unexercised options held as of the end of this fiscal year:

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

			Number of Securities Underlying Unexercised Options at FY-End (#)		Value of Unexercised In-the-Money Options at FY-End ($)(2)
Name	Shares Acquired On Exercise (#)	Value Realized ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Timothy C. Brown	15,000	$327,035	289,250	139,250	$3,067,964	$423,471
Peter H. Bissinger	—	—	34,350	17,250	359,795	55,321
Phillip J. Stuecker	5,625	122,620	84,825	39,905	945,800	113,834
Bernard R. Berntson	11,250	248,413	50,575	29,525	492,936	111,924
Dieter W. Rietschle	—	—	—	—	—	—

(1)
Represents the difference between the closing price of the Corporation's Common Stock on the date of exercise and the exercise price of the option.

(2)
Based on the market value of the Corporation's Common Stock on December 31, 2002.

        The following table presents information concerning performance share awards granted to the named executive officers during 2002 under the Corporation's 1995 Incentive Stock Plan.

LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

			Estimated Future Payouts under Non-Stock Price-Based Plans
Name	Number of Performance Shares (#)	Performance Period until Maturation	Target (#)	Maximum (#)
Timothy C. Brown	7,350	12/31/05	7,350	11,025
Peter H. Bissinger	400	12/31/05	400	600
Phillip J. Stuecker	2,000	12/31/05	2,000	3,000
Bernard R. Berntson	—	—	—	—
Dieter W. Rietschle	—	—	—	—

        Up to 150 percent of the target shares may be earned, depending on the total shareholder return of the Corporation during the three-year period commencing January 1, 2003, and ending December 31, 2005, as compared with the total shareholder return for the Standard & Poor's Small Cap 600 Index. During the performance period, dividend equivalents will be credited based on actual shares earned. The performance share awards provide for pro rata vesting in the event of death, disability, or retirement, and adjust for stock dividends or splits. In the event of a change in control, the performance goals established thereunder shall be deemed satisfied and 100 percent of the target shares will be delivered. In the event of a merger, consolidation, or combination of the Corporation with or into another corporation, the target shares shall be converted into the acquisition consideration. Recipients of the performance share awards may elect to defer receipt of any shares earned during the performance period in accordance with the terms of the performance share awards.

Other Compensation Arrangements

        The Corporation entered into agreements ("Change of Control Agreements") with Messrs. Brown and Stuecker effective October 1, 1988. The Change of Control Agreements provide for continued employment of the respective officer by the Corporation for a period of two years following a "change of control" (as defined) on an equivalent basis to employment immediately before the change of control. If the employee is terminated other than for "cause" (as defined) or if the employee terminates his employment for "good reason" (as defined) after a change of control of the Corporation, each agreement provides for (a) payment of the employee's "highest base salary" (as defined) and prorated annual bonus through the date of termination, (b) payment of the present value of the employee's highest base salary (plus an annual bonus) for a period of three years, (c) payment of any compensation previously deferred, (d) payment of the present value of three annual payments, each equal to the "average annual contribution" (as defined) by the Corporation for the benefit of the employee to all the Corporation's retirement plans, and (e) the continuation of benefits to the employee and/or the employee's family provided in connection with the Corporation's medical and life insurance policies for a period of three years. If it is determined that any payment made pursuant to these agreements would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the respective employee would be entitled to receive additional payments so that the employee would be in the same after-tax position as if no excise tax were imposed. The Change of Control Agreements also provide that an employee will be reimbursed for any legal expenses incurred in litigating his rights under the agreement. Subject to earlier termination as a result of death, disability, retirement, or termination of employment (unrelated to a change of control), these agreements have three-year terms, automatically extending for an additional one-year term from October 1 of each year unless the Corporation terminates the extension upon sixty days' prior notice.

        In conjunction with the Change of Control Agreements, the Corporation entered into an agreement with National City Trust Company establishing a trust to provide in whole, or in part, for the payment of the benefits payable under the Change of Control Agreements. The Corporation, at the direction of the Board of Directors, may contribute to the trust such sums of money or other property as it from time to time deems appropriate to meet its obligations under the Change of Control Agreements.

        In addition, options for a total of 684,673 shares of Common Stock granted under the Corporation's incentive stock plans and presently outstanding (but not currently exercisable) will become immediately exercisable in the event of a change of control of the Corporation.

        The Board of Directors adopted a Severance Pay Policy, effective October 1, 1988, for all full-time officers of the Corporation. If an officer is involuntarily terminated by the Corporation (other than for misconduct), upon the execution by such officer of a waiver and release of all claims against the Corporation, he or she will receive severance pay equal to one-half month's compensation (at the pay rate in effect at the date of the termination) for each year of continuous full-time employment with the Corporation. Severance pay under the Policy is subject to a minimum payment equal to one month's compensation and a maximum payment equal to one year's compensation and will be payable in installments. Any installments outstanding at the time the subject individual begins new employment or self-employment will be waived automatically under the terms of the Policy. In addition, an officer shall be entitled to a "non-compete lump sum" equal to the severance pay described above if the terminated officer executes a one-year Non-Compete Agreement. This non-compete lump sum is payable one year after the date of involuntary termination provided the terminated officer remains in compliance with the Non-Compete Agreement.

        An officer who, within the scope of this Severance Pay Policy, voluntarily terminates employment with the Corporation shall be entitled to a maximum of one month's severance pay. If the Corporation, a division, or subsidiary of the Corporation is sold by the Corporation, no officer shall be deemed terminated because of such sale; and there shall be no entitlement to severance pay pursuant to this Severance Pay Policy.

        Effective in 1997, the Corporation entered into an employment agreement with Mr. Brown by which he will be employed as President and Chief Executive Officer of the Corporation. The term of the Agreement will be extended automatically at the end of each day for an additional day so that the remaining term of the Agreement will be three years, provided that such automatic extension may be terminated by the Board of Directors. This agreement provides for a minimum base salary of $390,000 for the years 2000 and thereafter. It also makes Mr. Brown eligible for (i) annual target bonuses of not less than sixty percent of his salary, (provided, however, that Mr. Brown has agreed to an annual target bonus for 2003 of approximately 57% of his salary) and (ii) participation in the Corporation's 1995 Incentive Stock Plan and awards of stock options and performance shares as determined from time to time by the Compensation Committee. The agreement may be terminated by the Corporation at any time for cause as defined in the Change of Control Agreements referred to above. If Mr. Brown's employment is terminated by the Corporation without cause, the Corporation will be obligated to (i) pay Mr. Brown his base salary for a 36-month period from the date of termination, (ii) provide Mr. Brown with health and life insurance coverage to which he would otherwise have been entitled, and (iii) pay Mr. Brown a lump sum distribution equal to the present value of three annual contributions to the Corporation's retirement plan. In the event of a change of control, the provisions of the Change of Control Agreements referred to above supersede the provisions of the employment agreement.

        In connection with the Rietschle acquisition, effective August 30, 2002, the Corporation entered into an agreement with Mr. Rietschle whereby he was appointed General Manager of TIWR Holding GmbH & Co. KG. The agreement will expire on December 31, 2004, but will be automatically extended for one year periods unless notice of termination is provided six months prior to the expiration date. Mr. Rietschle will be entitled to an annual salary of 232,000 euro ($242,162 based on actual year-end exchange rate), as well as an annual bonus of up to thirty percent (30%) of his salary. Mr. Rietschle is also entitled to receive additional remuneration from various subsidiaries of TIWR Holding GmbH & Co. KG for which he provides services, all of which is included in the Summary Compensation Table.

        Effective January 1, 2003, the Corporation entered into an agreement with Mr. Bissinger whereby he was appointed Managing Director of TIWR Holding GmbH & Co. KG. The contract may be terminated no earlier than December 31, 2005, and a notice period of 12 months from the end of the calendar year must be provided. Mr. Bissinger will be entitled to an annual base salary of 252,000 Euro ($263,038 based on actual year-end exchange rate), as well as a guaranteed bonus of 298,000 Euro ($311,052 based on actual year-end exchange rate), payable by February 1 of the following year. Mr. Bissinger will also be eligible for participation in the Corporation's 1995 Incentive Stock Plan and awards of stock options and performance shares as determined from time to time by the Compensation Committee.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee of the Board of Directors has furnished the following report on executive compensation for 2002:

Executive Officer Compensation Policies and 2002 Results

        The Compensation Committee of the Board of Directors administers the Corporation's executive officer compensation program, consisting of base salary, annual bonus opportunities, and stock option grants. Base salary levels reflect individual officer responsibilities and performance over time; adjustments to base salary reflect both individual performance and the Compensation Committee's judgment of Corporation and business unit financial performance. The Corporation's Key Employee Bonus Plan directly links potential annual incentive payments to the accomplishment of predetermined financial and functional goals. A portion of each executive officer's potential bonus is tied to the Corporation's overall financial performance. Awards under the Corporation's 1995 Incentive Stock Option Plan directly link potential participant rewards to increases in shareholder value. As a result of the Corporation's practice in implementing these plans, more than 50 percent of the total senior executive officers' potential compensation is directly related to financial performance and increases in shareholder value.

        With respect to 2002, the Committee approved executive officer salaries based on individual performance and the results of an executive compensation survey conducted for 2002 on behalf of the Committee by an independent executive compensation consulting firm (the "Survey"). Using the Survey as a guide, the Committee believes executive officer base salaries for 2002 are at the median competitive base salary levels of comparatively sized companies.

        For the 2002 Key Employee Bonus Plan, the Committee approved goals based on corporate pre-tax earnings, business unit operating income, return on net assets, and individual participant performance. As a result of the achievement of such goals in 2002, bonuses were awarded to executive officers. See the Summary Compensation Table on page 5.

        Federal tax law establishes certain requirements in order for compensation exceeding $1 million earned by certain executives to be deductible. Because the total compensation for any executive officer is below the $1 million threshold, the Compensation Committee has not had to address the issues relative thereto, except for the performance share award program which has been approved by shareholders.

        Effective in 1997, the Corporation adopted the performance share award program to provide incentives and a more competitive compensation package for its executive officers. The performance share awards are based on the achievement of certain long-term performance goals of the Corporation related to total shareholder return. The Compensation Committee has established targets and goals based on total shareholder return as compared to the Standard & Poor's Small Cap 600 Index and has granted performance share awards to the named executive officers based on these goals. For more information on this subject see "Long-Term Incentive Plan Awards in Last Fiscal Year."

        In 1999, the Compensation Committee approved stock ownership guidelines of four times base pay for the Chief Executive Officer, two times base pay for Vice Presidents, and one and one-half times base pay for other officers. The targeted stock ownership should be achieved by December 31, 2004. Deferred shares will be included in the ownership calculation, but outstanding stock options will not be included.

Chief Executive Officer Compensation

        For 2002, Mr. Brown's potential bonus award was based on the Corporation meeting certain financial objectives, including targets related to company-wide earnings and return on assets as well as operating income and return on assets of the Pump & Compressor business and certain functional objectives. Since such goals were achieved, a bonus was paid for 2002 performance under the bonus program established in February 2002 by the Committee. See the Summary Compensation Table on page 5.

        In 2002, the Committee granted Mr. Brown stock options as part of his overall compensation. The Committee believes that Mr. Brown's stock option grant helps to align his compensation directly with shareholder value. The potential value of this grant is based solely on increases in the fair market value of the Corporation's stock during the term of the option.

        The Compensation Committee granted Mr. Brown a performance share award based on total shareholder return for the reasons discussed above. The combination of stock options and performance share awards granted to Mr. Brown is intended to bring his overall compensation within a competitive range for chief executive officers of companies comparable to the Corporation. For more information concerning the performance share awards, see "Long-Term Incentive Plan Awards in Last Fiscal Year."

        Effective in 1997, the Compensation Committee recommended to the full Board of Directors that the Corporation enter into an employment agreement with Mr. Brown. For further information on the employment agreement, see "Other Compensation Arrangements" on page 8.

Compensation Committee

Lawrence E. Gloyd, Chairman
William M. Jordan
Anthony A. Massaro

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

        During 2002, no executive officer of the Corporation served on the board of directors or compensation committee of any other corporation with respect to which any member of the Compensation Committee was engaged as an executive officer. No member of the Compensation Committee was an officer or employee of the Corporation during 2002, and no member of the Compensation Committee was formerly an officer of the Corporation.

AUDIT COMMITTEE REPORT

        The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board of Directors include providing oversight to the Company's financial reporting process through periodic meetings with the Company's independent auditors and management to review accounting, auditing, internal controls, and financial reporting matters. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company's senior management, including senior financial management, and its independent auditors.

        We have reviewed and discussed with senior management the Company's audited financial statements included in the 2002 Annual Report to Shareholders. Management has confirmed to us that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and (ii) have been prepared in conformity with accounting principles generally accepted in the United States.

        We have discussed with Ernst & Young LLP, our independent auditors, the matters required to be discussed by SAS 61 (Communications with Audit Committee). SAS 61 requires our independent auditors to provide us with additional information regarding the scope and results of their audit of the Company's financial statements with respect to (i) their responsibility under auditing standards generally accepted in the United States, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management, and (vi) any difficulties encountered in performing the audit.

        We have received from Ernst & Young LLP a letter providing the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) with respect to any relationships between Ernst & Young LLP and the Company that in its professional judgment may reasonably be thought to bear on independence. Ernst & Young LLP has discussed its independence with us and has confirmed in such letter that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws.

        Based on the review and discussions described above with respect to the Company's audited financial statements included in the Company's 2002 Annual Report to Shareholders, we have recommended to the Board of Directors that such financial statements be included in the Company's Annual Report on Form 10-K.

        As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and in accordance with accounting principles generally accepted in the United States. That is the responsibility of management and the Company's independent auditors. In giving our recommendation to the Board of Directors, we have relied on (i) management's representation that such financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and (ii) the report of the Company's independent auditors with respect to such financial statements.

Audit Committee

Wallace H. Dunbar, Chairman
Franklin J. Lunding, Jr.
Anthony A. Massaro
William M. Jordan

INDEPENDENT AUDITORS

        The firm of Ernst & Young LLP (Ernst & Young) was selected by the Board of Directors upon consultation with the Audit Committee as independent auditors for fiscal year ending December 31, 2002. Representatives of Ernst & Young will be present at the Annual Meeting with the opportunity to respond to appropriate questions and to make a statement if they desire to do so.

        On May 21, 2002, the Audit Committee with authority granted by the Board of Directors appointed Ernst & Young as the Corporation's independent auditors for the 2002 fiscal year, replacing Arthur Andersen LLP ("Arthur Andersen") which was dismissed from that role.

        Arthur Andersen's report on the financial statements for the fiscal year preceding dismissal contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principals. During the fiscal year and interim period preceding the dismissal, there were no disagreements with Arthur Andersen on any matter of accounting principals or practices, financial statement disclosure, or auditing scope or procedure.

        The Audit Committee has appointed Ernst & Young as the independent auditors for the 2003 fiscal year subject to approval of the audit scope and fees.

Audit Fees

        The Company estimates that the aggregate fees billed by its independent auditors for professional services rendered in connection with (i) the audit of the Company's annual financial statements set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, (ii) the review of the Company's quarterly financial statements set forth in the Company's Quarterly Reports on Form 10-Q for the quarters ended June 30, 2002, and September 30, 2002, and (iii) audit procedures related to the Rietschle acquisition were $975,300. The review of the Company's first quarter financial statements set forth in the Company's March 31, 2002 Form 10-Q was performed by Arthur Andersen for a fee of $6,500.

Financial Information Systems Design and Implementation Fees

        The Company paid no fees in this category for the year ended December 31, 2002.

All Other Fees

        The Company estimates that the aggregate fees for all other services rendered by its independent auditors for the Company's most recent fiscal year were $779,000. These fees consist of income tax compliance and consulting services of $417,100 and due diligence work performed for the Rietschle acquisition of $361,900.

        The Audit Committee has advised the Company it has determined that the non-audit services rendered by the Company's independent auditors during the Company's most recent fiscal year are compatible with maintaining the independence of such auditors.

PERFORMANCE GRAPH

        The following graph sets forth a comparison of the Corporation's cumulative total shareholder return, assuming reinvestment of dividends, for the last five years with the cumulative total return for the same period measured by the Standard & Poor's Small Cap 600 Index and the Value Line Machinery Index.

	1997	1998	1999	2000	2001	2002
Thomas Industries Inc.	$100.00	$100.80	$106.73	$123.23	$134.18	$141.62
Standard & Poor's Small Cap 600 Index	100.00	98.51	108.32	120.78	128.68	108.98
Value Line Machinery Index	100.00	85.43	116.35	119.73	147.83	147.97

        Based on $100 invested on December 31, 1997, in the Corporation's Common Stock, the Standard & Poor's Small Cap 600 Index and the Value Line Machinery Index.

BOARD OF DIRECTORS

        The Board of Directors held six meetings during 2002. All directors attended at least 75 percent of the aggregate number of such meetings and of meetings of Board committees on which they served in 2002.

        The Board of Directors has an Audit Committee that met four times during 2002. The Audit Committee is currently composed of Wallace H. Dunbar, William M. Jordan, Franklin J. Lunding, Jr., and Anthony A. Massaro. The functions of the Audit Committee are noted in the Audit Committee report on page 12. In December 2002, the Board of Directors granted the Audit Committee sole authority to hire the independent accountants, pre-approve audit and non-audit services and do quarterly reviews of financial statements including Management's Discussion and Analysis. All of the members of the Audit Committee are independent as defined in the New York Stock Exchange listing standards.

        The Board of Directors has a Compensation Committee which met three times during 2002. The Compensation Committee is currently composed of Lawrence E. Gloyd, William M. Jordan, and Anthony A. Massaro. The functions of the Compensation Committee consist of establishing the remuneration for the Chief Executive Officer, consulting with the Chief Executive Officer with respect to the compensation of other executives of the Corporation, and administering and determining awards under the Corporation's stock incentive plans and certain other employee benefit plans.

        The Nominating and Search Committee met once during 2002. The Nominating and Search Committee is currently composed of H. Joseph Ferguson, Lawrence E. Gloyd and Anthony A. Massaro. The functions of the Nominating and Search Committee consist of reviewing the recruitment of senior management, monitoring senior management and director succession plans, and reviewing new director nominees. The Nominating and Search Committee will consider director nominees recommended by shareholders if such recommendations are submitted in writing to the Committee.

        Directors who are committee chairmen (except for directors who are employees of the Corporation) currently receive a fee of $19,200 per year, and all other directors (except for directors who are employees of the Corporation) receive a fee of $16,800 per year. In addition, all directors (except for directors who are employees of the Corporation) receive $1,000 for attendance at each Board of Directors meeting, committee meeting, special management meeting, if any, and annual meeting of shareholders, plus expenses for attendance. In addition, pursuant to the Corporation's Nonemployee Director Stock Option Plan, each non-employee director receives, on the date of each annual meeting, a non-qualified stock option to purchase 3,000 shares of Common Stock. Effective in 1997, the Nonemployee Director Stock Option Plan permits directors to elect to receive their annual retainer and meeting fees in shares of Common Stock.

        Any director elected prior to 1995 terminating his membership on the Board of Directors after at least one year of service thereon is eligible to receive an annual retainer fee, plus certain benefits as are available to active directors, for three years following termination of Board membership. Any new director elected to the Board after 1994 is entitled to receive a benefit equal to one year's retainer fee for each three years served on the Board of Directors, up to a maximum of a three-year benefit. This fee is equal to the fee such director received as an active member of the Board prior to termination.

        In 1999, the Compensation Committee approved stock ownership guidelines of five times the annual retainer for the Thomas Board of Directors. The targeted stock ownership should be achieved by December 31, 2004. Deferred shares will be included in the ownership calculation, but outstanding stock options will not be included.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires that certain of the Corporation's officers and directors, and persons who own more than ten percent of the Corporation's outstanding stock, file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. During 2002, to the knowledge of the Corporation, all Section 16(a) filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were complied with.

PROPOSALS OF SECURITY HOLDERS

        A shareholder proposal to be presented at the 2004 Annual Meeting must be received at the Corporation's executive offices, 4360 Brownsboro Road, Suite 300, Louisville, Kentucky 40207, by no later than November 18, 2003, for evaluation as to inclusion in the Proxy Statement in connection with such Meeting.

        In order for a shareholder to nominate a candidate for director, under the Corporation's Bylaws, timely notice of the nomination must be given in writing to the Secretary of the Corporation. To be timely, such notice must be received at the principal executive offices of the Corporation not less than ninety days prior to the meeting of shareholders. Such notice must describe various matters regarding both the nominee and the shareholder giving the notice, including such information as name, address, occupation, and shares held.

        In order for a shareholder to bring other business before a shareholders meeting, timely notice must be given to the Secretary of the Corporation within the time limits described above. Such notice must include various matters regarding the shareholder giving the notice and a description of the proposed business. These requirements are separate from the requirements a shareholder must meet to have a proposal included in the Corporation's proxy statement.

OTHER MATTERS TO COME BEFORE THE MEETING

        The Board of Directors of the Corporation knows of no other business which may come before the Annual Meeting, except that a shareholder has indicated its intention to present a proposal with respect to the Corporation's Shareholder Rights Plan. If this proposal is presented at the meeting, the persons named in the proxy intend to vote against it. If any other matters are properly presented at the Meeting, the persons named in the proxy will vote upon them in accordance with their best judgment.

        WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN THE PROXY AND RETURN IT IN THE ENCLOSED STAMPED ENVELOPE.

By Order of the Board of Directors
Phillip J. Stuecker Vice President of Finance, Chief Financial Officer, and Secretary
Date: March 17, 2003

DETACH CARD HERE

PROXY THOMAS INDUSTRIES INC. 4360 BROWNSBORO ROAD, SUITE 300, LOUISVILLE, KENTUCKY 40207 Solicited on behalf of the Board of Directors Annual Meeting of Shareholders April 17, 2003
The undersigned hereby appoints Timothy C. Brown and Phillip J. Stuecker, or either of them, with full powers of substitution, to represent and to vote the stock of the undersigned at the Annual Meeting of Shareholders of Thomas Industries Inc., to be held at the Hyatt Regency Hotel, 320 West Jefferson Street, Louisville, Kentucky, on Thursday, April 17, 2003, at 10:00 a.m., Eastern Daylight Time, or at any adjournment thereof as follows:

1.	Election of Directors
	/ / FOR all the nominees listed below (except as marked to the contrary below)	/ / WITHHOLD AUTHORITY to vote for all the nominees listed below
	Timothy C. Brown	Franklin J. Lunding, Jr.	Dieter W. Rietschle
INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name below.

2.	In their discretion on any other matter that may properly come before the meeting or any adjournment thereof.

    Please mark, sign on the reverse side, date, and return in the enclosed envelope.

    (Continued and to be signed on reverse side)

DETACH CARD HERE

(Continued from other side)

        This proxy when properly executed will be voted in the manner directed by the undersigned shareholder(s). If no direction is made, the proxy will be voted FOR Proposal 1.

                              Date   , 2003

                              Signature(s)

                              Signature(s)

                              When signing as attorney, administrator, personal representative, executor, custodian, trustee, guardian, or corporate official, please give your full title as such. When stock is held in the name of more than one person, each such person should sign the proxy.

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SECURITIES BENEFICIALLY OWNED BY PRINCIPAL SHAREHOLDERS AND MANAGEMENT
ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
AUDIT COMMITTEE REPORT
INDEPENDENT AUDITORS
PERFORMANCE GRAPH
BOARD OF DIRECTORS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSALS OF SECURITY HOLDERS
OTHER MATTERS TO COME BEFORE THE MEETING